Exhibit 99.1

       Fair Isaac Announces Third Quarter Fiscal 2005 Results;
                Year over Year Revenue Growth of 18%;
Record Revenue, Earnings Per Share and Bookings for the Third Quarter

    MINNEAPOLIS--(BUSINESS WIRE)--July 27, 2005--Fair Isaac
Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced financial results for its third fiscal quarter ended June 30, 2005.

    Third Quarter Fiscal 2005 Results

    The company reported third quarter revenues of $203.8 million in fiscal 2005 versus $173.2 million reported in the prior year period. Net income for the third quarter of fiscal 2005 totaled $36.6 million, or $0.53 per diluted share, compared with net income of $28.8 million, or $0.37 per diluted share, reported in the same quarter last year. Net income for the third quarter of fiscal 2005 included an adjustment that reduced income tax expense by $4.4 million, or $0.06 per diluted share. The adjustment represents revisions made to estimates of prior years' tax liabilities which resulted from a recently completed tax study. In addition, the company reduced its estimated effective income tax rate to 37% for the fiscal year.
    The impact of the adoption of EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share (EITF Issue No. 04-8) had no effect on the third quarter of fiscal 2005 diluted earnings per share and reduced third quarter of fiscal 2004 diluted earnings per share by $0.02.

    Fiscal 2005 Year-to-date Results

    The company reported revenues of $595.4 million year-to-date versus $515.8 million reported in the same period last year. Year-to-date net income totaled $98.8 million, or $1.34 per diluted share, compared with net income of $88.4 million, or $1.11 per diluted share, reported in the same period last year. Year-to-date net income in fiscal 2005 was also affected by the year-to-date adjustments that reduced income tax expense by $10.3 million, or $0.14 per diluted share.
    The impact of the adoption of EITF Issue No. 04-8 reduced year-to-date diluted earnings per share by $0.08 in fiscal 2005 and $0.09 in fiscal 2004.
    "We are pleased with our results this quarter as we continued our trend of record-setting performance - including revenue, bookings, sales proposals and earnings per share," said Thomas Grudnowski, Fair Isaac's chief executive officer. "We are particularly pleased with the results from our core Consumer, Enterprise Decision Management, Fraud and Scoring market units."

    Third Quarter Fiscal 2005 Revenues and Bookings Highlights

    Revenues increased across each of the company's four operating segments. Strategy Machine Solutions revenues increased to $115.1 million in the third quarter of 2005 from $105.7 million in the prior year quarter, or by 9%, primarily due to revenues generated by collections and recovery solutions, and mortgage banking solutions associated with the acquisition of London Bridge; as well as increased revenues from both the fraud solutions and consumer scoring products. These gains were partially offset by a decline in revenues associated with marketing services and insurance solutions. Scoring Solutions revenues increased to $40.7 million in the third quarter from $36.3 million in the prior year quarter, or by 12%, primarily due to an increase in revenues derived from the PreScore(R) Service and from risk scoring services at the credit reporting agencies. Professional Services revenues increased to $33.2 million in the third quarter from $23.2 million in the prior year quarter, or by 43%, primarily due to the acquisitions of London Bridge and Braun Consulting, Inc. Analytic Software Tools revenues increased to $14.8 million in the third quarter from $8.0 million in the prior year quarter, or by 85%, due to revenues generated from sales of the Enterprise Decision Management suite of products.
    The company achieved record bookings of $143.3 million in the third quarter of 2005, as compared to its previous guidance of $123.0 million. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents, and marketable security investments were $310.3 million at June 30, 2005 as compared to $364.3 million at September 30, 2004. Significant changes in cash and cash equivalents from September 30, 2004 include cash provided by operations of $150.2 million; $49.4 million received from the exercise of stock options and stock issued and $22.7 million sourced from the November 2004 sale of the company's subsidiary, London Bridge Phoenix Software, Inc. Cash used year-to-date includes $14.0 million related to purchases of property and equipment, $32.6 million (net of cash acquired) related to the November 2004 acquisition of Braun Consulting, Inc., and $231.8 million to repurchase company stock under the current and previously authorized share repurchase plans.

    Outlook

    The company expects revenue for fourth quarter fiscal 2005 of approximately $207.0 million and earnings per diluted share of about $0.49. The company also expects fiscal 2005 total revenue of approximately $802.0 million and earnings per diluted share of about $1.83. This guidance reflects the continuation of top-line growth in its core market units and further expansion of its operating margin.
    "We are encouraged by the continued strength we see in our key market units," said Grudnowski. "We are excited about the growing awareness of the FICO(R) score, the increasing market acceptance of Fair Isaac's unique value proposition and the continued improvement in the company's overall operating efficiencies. The stronger than expected bookings for the quarter provide additional confidence in our ability to achieve our revenue targets."

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its third quarter results and outlook for the fourth quarter. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through August 24, 2005.

    About Fair Isaac

    Fair Isaac Corporation (NYSE:FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company's predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. Through the www.myFICO.com Web site, consumers use the company's FICO(R) scores, the standard measure of credit risk, to manage their financial health. For more information, visit www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2004 and Quarterly Report on Form 10-Q for the period ended March 31, 2005. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
    Fair Isaac and FICO are trademarks or registered trademarks of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.



                        FAIR ISAAC CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Quarters and Nine Months Ended June 30, 2005 and 2004
                 (In thousands, except per share data)
                              (Unaudited)

                             Quarter Ended       Nine Months Ended
                               June 30,              June 30,
                          -------------------   -------------------
                            2005      2004        2005      2004
                          --------- ---------   --------- ---------

Revenues                  $203,807  $173,197    $595,374  $515,784
                          --------- ---------   --------- ---------

Operating expenses:
   Cost of revenues         68,339    61,361     207,757   184,179
   Research and
    development             21,176    19,096      60,297    49,830
   Selling, general and
    administrative          59,126    45,384     167,779   127,652
   Amortization of
    intangible assets        6,320     4,597      19,640    12,728
   Restructuring and
    merger related               -       751           -       751
                          --------- ---------   --------- ---------
         Total operating
          expenses         154,961   131,189     455,473   375,140
                          --------- ---------   --------- ---------
Operating income            48,846    42,008     139,901   140,644
Other income, net              161     4,385           1     1,893
                          --------- ---------   --------- ---------
Income before income taxes  49,007    46,393     139,902   142,537
Provision for income taxes  12,395    17,624      41,102    54,164
                          --------- ---------   --------- ---------
Net income                 $36,612   $28,769     $98,800   $88,373
                          ========= =========   ========= =========


Earnings per share:
   Basic                     $0.55     $0.41       $1.47     $1.26
                          ========= =========   ========= =========
   Diluted (b)               $0.53     $0.37 (a)   $1.34     $1.11 (a)
                          ========= =========   ========= =========


Shares used in computing
 earnings per share:
   Basic                    66,215    70,008      67,247    70,046
                          ========= =========   ========= =========
   Diluted (b)              68,531    82,151 (a)  75,661    82,701 (a)
                          ========= =========   ========= =========

(a) The computation of diluted earnings per share for the quarter ended June 30, 2004, includes 9.1 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $1.3 million. The computation of diluted earnings per share for the nine months ended June 30, 2005 and 2004, includes 6.0 million and 9.1 million shares of common stock, respectively, issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $2.5 million and $3.8 million, respectively.

(b) On March 31, 2005, the Company successfully completed an exchange offer for approximately 99.9% of the principal amount of its senior convertible notes (Old Notes) for new senior convertible notes (New Notes). The dilutive effect of the Company's Old Notes has been calculated using the if-converted method through March 30, 2005. The dilutive effect of the New Notes has been calculated using the treasury stock method since the effective date of the exchange.






                        FAIR ISAAC CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 June 30, 2005 and September 30, 2004
                            (In thousands)
                              (Unaudited)

                                             June 30,    September 30,
                                               2005          2004
                                           ------------- -------------

ASSETS:
Current assets:
        Cash and cash equivalents               $93,126      $134,070
        Marketable securities                   161,285       165,235
        Receivables, net                        164,236       140,845
        Prepaid expenses and other current
         assets                                  24,167        25,951
                                           ------------- -------------
              Total current assets              442,814       466,101

Marketable securities and investments            55,936        65,007
Property and equipment, net                      51,808        53,288
Goodwill and intangible assets, net             809,103       825,142
Other noncurrent assets                          24,859        35,241
                                           ------------- -------------
                                             $1,384,520    $1,444,779
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
       Accounts payable and other accrued
        liabilities                             $43,250       $45,596
       Accrued compensation and employee
        benefits                                 33,730        33,670
       Deferred revenue                          56,805        41,050
                                           ------------- -------------
           Total current liabilities            133,785       120,316

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                      8,469         7,992
                                           ------------- -------------
           Total liabilities                    542,254       528,308

Stockholders' equity                            842,266       916,471
                                           ------------- -------------
                                             $1,384,520    $1,444,779
                                           ============= =============






                        FAIR ISAAC CORPORATION
                          REVENUES BY SEGMENT
     For the Quarters and Nine Months Ended June 30, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                  Quarter Ended     Nine Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Strategy machine solutions     $115,092  $105,699  $344,156  $312,547
Scoring solutions                40,741    36,308   119,512   105,322
Professional services            33,203    23,197    96,253    70,305
Analytic software tools          14,771     7,993    35,453    27,610
                               --------- --------- --------- ---------
     Total revenues            $203,807  $173,197  $595,374  $515,784
                               ========= ========= ========= =========




                        FAIR ISAAC CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Nine Months Ended June 30, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                                    Nine Months Ended
                                                        June 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $98,800   $88,373
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                     39,261    34,216
   Changes in operating assets and liabilities, net
    of acquisitions                                 (12,304)   33,225
   Other, net                                        24,395     6,669
                                                   --------- ---------
      Net cash provided by operating activities     150,152   162,483
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                 (14,009)  (14,749)
Cash paid for acquisitions, net of cash acquired    (32,567) (274,545)
Net activity from marketable securities              19,800   224,799
Other, net                                           22,572     1,734
                                                   --------- ---------
      Net cash used in investing activities          (4,204)  (62,761)
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from issuances of common stock              49,353    44,527
Repurchases of common stock                        (231,834)  (68,734)
Other, net                                           (4,041)   (3,520)
                                                   --------- ---------
      Net cash used in financing activities        (186,522)  (27,727)
                                                   --------- ---------

Effect of exchange rate changes on cash                (370)      531
                                                   --------- ---------

Increase (decrease) in cash and cash equivalents    (40,944)   72,526
Cash and cash equivalents, beginning of period      134,070   130,383
                                                   --------- ---------
Cash and cash equivalents, end of period            $93,126  $202,909
                                                   ========= =========





Fair Isaac Corporation
Baseline Revenue Analysis
(In thousands)                                A = Actual, E = Estimate
----------------------------------------------------------------------
                 BKG'04     Q1A      Q2A      Q3A      Q4A     FY04
----------------------------------------------------------------------
Baseline Prior
 to '04                  $153,440 $148,234 $146,159 $151,800 $599,633
----------------------------------------------------------------------

Q1-2004A        $135,108   15,901   10,304    8,300    8,021   42,526
Q2-2004A         116,997            14,708    8,397    9,933   33,038
Q3-2004A          78,580                     10,341    7,537   17,878
Q4-2004A         110,585                              13,131   13,131
----------------------------------------------------------------------
Total FY04       441,270   15,901   25,012   27,038   38,622  106,573
----------------------------------------------------------------------
Baseline Prior
 to '05          441,270  169,341  173,246  173,197  190,422  706,206
----------------------------------------------------------------------
Q1-2005E
Q2-2005E
Q3-2005E
Q4-2005E
----------------------------------------------------------------------
Total FY05
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $441,270 $169,341 $173,246 $173,197 $190,422 $706,206
======================================================================


----------------------------------------------------------------------
                 BKG'05     Q1A      Q2A      Q3A      Q4E     FY05E
----------------------------------------------------------------------
Baseline Prior
 to '04                  $144,463 $139,115 $137,231 $133,500 $554,309
----------------------------------------------------------------------

Q1-2004A                    8,714    6,506    6,243    5,500   26,963
Q2-2004A                    6,350    5,276    4,817    4,500   20,943
Q3-2004A                    6,688    5,279    3,341    3,000   18,308
Q4-2004A                    9,946    8,269    7,280    6,500   31,995
----------------------------------------------------------------------
Total FY04                 31,698   25,330   21,681   19,500   98,209
----------------------------------------------------------------------
Baseline Prior
 to '05                   176,161  164,445  158,912  153,000  652,518
----------------------------------------------------------------------
Q1-2005E        $115,363   19,385   12,916    9,120    6,000   47,421
Q2-2005E         136,559            18,660   12,402    9,000   40,062
Q3-2005E         143,318                     23,373   16,000   39,373
Q4-2005E         130,000                              23,000   23,000
----------------------------------------------------------------------
Total FY05       525,240   19,385   31,576   44,895   54,000  149,856
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $525,240 $195,546 $196,021 $203,807 $207,000 $802,374
======================================================================

    CONTACT: Fair Isaac Corporation, Minneapolis
             Investors & Analysts:
             John D. Emerick, Jr., 800-213-5542
             or
             JD Bergquist Wood, 800-213-5542
             investor@fairisaac.com